Filed Pursuant to Rule 424(b)(3)
Registration Number 333-184054
PROSPECTUS
6,248,035 Shares
National Bank Holdings Corporation
Class A Common Stock

This prospectus relates to the offering of up to 6,248,035 of our Class A common stock by the selling stockholders identified in this prospectus. The shares of Class A common stock offered by this prospectus were acquired by the selling stockholders in connection with our October 2009 private placement or in transactions since that time that were exempt from the registration or are issuable upon conversion of our Class B non-voting common stock. We are registering the offer and sale of the shares of Class A common stock to satisfy registration rights we have granted.
We are not selling any shares of common stock under this prospectus and will not receive any proceeds from the sale of common stock by the selling stockholders. The shares of common stock to which this prospectus relates may be offered and sold from time to time directly from the selling stockholders or alternatively through underwriters or broker-dealers or agents. The shares of common stock may be sold in one or more transactions, at fixed prices, at prevailing market prices at the time of sale or at negotiated prices. Please read “Plan of Distribution.”
Our Class A common stock is traded on the New York Stock Exchange under the symbol “NBHC.” On October 22, 2013, the last reported selling price of our Class A common stock on the New York Stock Exchange was $21.24 per share.
We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012.

See “Risk Factors” beginning on page 6 to read about factors you should consider before making an investment decision to purchase our Class A common stock.

The shares of our Class A common stock that you purchase in this offering will not be savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is October 30, 2013

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ABOUT THIS PROSPECTUS
Neither we nor the selling stockholders have authorized anyone to provide any information other than that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor the selling stockholders take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the selling stockholders are making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.
No action is being taken in any jurisdiction outside the United States to permit a public offering of our securities or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about, and to observe, any restrictions as to the offering and the distribution of this prospectus applicable to those jurisdictions.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, notwithstanding that such statements are not specifically identified. Any statements about our expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believe,” “can,” “would,” “should,” “could,” “may,” “predict,” “anticipate,” “seek,” “potential,” “will,” “estimate,” “target,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “intend” and similar words or phrases. These statements are only predictions and involve estimates, known and unknown risks, assumptions and uncertainties.
We have based these statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, liquidity, results of operations, business strategy and growth prospects. Forward-looking statements involve certain important risks, uncertainties and other factors, any of which could cause actual results to differ materially from those in such statements and, therefore, you are cautioned not to place undue reliance on such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

•	our ability to execute our business strategy, as well as changes in our business strategy or development plans;

•	business and economic conditions generally and in the financial services industry;

•	economic, market, operational, liquidity, credit and interest rate risks associated with our business;

•	effects of any changes in trade, monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve Board;

•
changes imposed by regulatory agencies to increase our capital to a level greater than the current level required for well-capitalized financial institutions (including the impact of the recent joint final rules promulgated by the Federal Reserve Board, Office of the Comptroller of the Currency and the FDIC revising certain regulatory capital requirements to align with the Basel III capital standards and meet certain requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act);

•	effects of inflation, as well as, interest rate, securities market and monetary supply fluctuations;

•	changes in the economy or supply-demand imbalances affecting local real estate values;

•	changes in consumer spending, borrowings and savings habits;

•	our ability to identify potential candidates for, obtain regulatory approval, and consummate, acquisitions of financial institutions on attractive terms, or at all;

•
our ability to integrate acquisitions and to achieve synergies, operating efficiencies and/or other expected benefits within expected time-frames, or at all, or within expected cost projections, and to preserve the goodwill of acquired financial institutions;

•	our ability to achieve organic loan and deposit growth and the composition of such growth;

•	changes in sources and uses of funds, including loans, deposits and borrowings;

•	increased competition in the financial services industry, nationally, regionally or locally, resulting in, among other things, lower risk-adjusted returns;

•
the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters;

•	continued consolidation in the financial services industry;

•	our ability to maintain or increase market share and control expenses;

•
costs and effects of changes in laws and regulations and of other legal and regulatory developments, including, but not limited to, changes in regulation that affect the fees that we charge, the resolution of legal proceedings or regulatory or other governmental inquiries, and the results of regulatory examinations, reviews or other inquires.

•	technological changes;

•	the timely development and acceptance of new products and services and perceived overall value of these products and services by our clients;

•	changes in our management personnel and our continued ability to hire and retain qualified personnel;

•	ability to implement and/or improve operational management and other internal risk controls and processes and our reporting system and procedures;

•	regulatory limitations on dividends from our bank subsidiary;

•	changes in estimates of future loan reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements;

•	political instability, acts of war or terrorism and natural disasters;

•	impact of reputational risk on such matters as business generation and retention; and

•	our success at managing the risks involved in the foregoing items.
Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by applicable law.

PROSPECTUS SUMMARY
This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before making an investment decision to purchase Class A common stock in this offering. You should read the entire prospectus carefully, including the section entitled “Risk Factors,” before making an investment decision to purchase our Class A common stock. Unless we state otherwise or the context otherwise requires, references in this prospectus to “we,” “our,” “us,” “NBH,” “NBH Holdings Corp.” and the “Company” refer to National Bank Holdings Corporation, a Delaware corporation and its consolidated subsidiaries.
Company Overview
National Bank Holdings Corporation is a bank holding company that was incorporated in the State of Delaware in June 2009. In October 2009, we raised net proceeds of approximately $974 million through a private offering of our common stock. We completed the initial public offering of our common stock in September 2012. We are executing a strategy to create long-term stockholder value through the acquisition and operation of community banking franchises and other complementary businesses in our targeted markets. We believe these markets exhibit attractive demographic attributes, are home to a substantial number of financial institutions, including troubled financial institutions, and present favorable competitive dynamics, thereby offering long-term opportunities for growth. Our emphasis is on creating meaningful market share with strong revenues complemented by operational efficiencies that we believe will produce attractive risk-adjusted returns.
We believe we have a disciplined approach to acquisitions, both in terms of the selection of targets and the structuring of transactions, which has been exhibited by our four acquisitions to date. As of June 30, 2013, we had $5.2 billion in assets, $4.0 billion in deposits and $1.0 billion in equity. As of June 30, 2013, we operated a network of 101 full-service banking centers, with the majority of those banking centers located in the greater Kansas City region and Colorado. We believe that our established presence positions us well for growth opportunities in our current and complementary markets.
Our strategic plan is to be a leading regional bank holding company through selective acquisitions of financial institutions, including troubled financial institutions, that have stable core franchises and significant local market share, as well as other complementary businesses, while structuring transactions to limit risk. We plan to achieve this through the growth of our existing banking franchise and through conservatively structured unassisted transactions and through the acquisition of banking franchises from the FDIC. We seek acquisitions that offer opportunities for clear financial benefits through add-on transactions, long-term organic growth opportunities and expense reductions. Additionally, our acquisition strategy is to identify markets that are relatively unconsolidated, establish a meaningful presence within those markets, and take advantage of operational efficiencies and enhanced market position. Our focus is on building strong banking relationships with small to mid-sized businesses and consumers, while maintaining a low risk profile designed to generate reliable income streams and attractive returns. Through our acquisitions, we have established a solid core banking franchise with operations in the greater Kansas City region and in Colorado, with a sizable presence for deposit gathering and client relationship building necessary for growth.
Additional Information
Our principal executive offices are located at 7800 East Orchard Road, Suite 300, Greenwood Village, Colorado 80111. Our telephone number is (720) 554-6680. Our internet address is www.nationalbankholdings.com. Information on, or accessible through, our web site is not part of this prospectus.

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THE OFFERING

Class A common stock offered by the selling stockholders	6,248,035 shares of Class A common stock.
Common Stock outstanding after this offering	51,217,212 shares of Class A common stock and no shares of Class B common stock.(1)
Use of proceeds	We will not receive any proceeds from the sale of shares of our Class A common stock by the selling stockholders in this offering.
Regulatory ownership restrictions
We are a bank holding company. A holder of shares of common stock (or group of holders acting in concert) that (i) directly or indirectly owns, controls or has the power to vote more than 5% of the total voting power of the Company, (ii) directly or indirectly owns, controls or has the power to vote 10% or more of any class of voting securities of the Company, (iii) directly or indirectly owns, controls or has the power to vote 25% or more of the total equity of the Company, or (iv) is otherwise deemed to “control” the Company under applicable regulatory standards, may be subject to important restrictions, such as prior regulatory notice or approval requirements and applicable provisions of the FDIC Statement of Policy on Qualifications for Failed Bank Acquisitions, or the FDIC Policy Statement.

Oversight by the Office of the Comptroller of the Currency and Federal Deposit Insurance Corporation
Our bank subsidiary, NBH Bank, N.A. (the “Bank”), is a national bank chartered under federal law and is subject to supervision and examination by the Office of the Comptroller of the Currency (the “OCC”). The Bank is subject to specific requirements pursuant to an operating agreement it entered into with the OCC (the “OCC Operating Agreement”) in connection with its acquisition of Bank Midwest in 2010. Until the termination of the OCC Operating Agreement, the OCC Operating Agreement requires, among other things, that the Bank maintain various financial and capital ratios, restrict dividend payments, provide notice to, and obtain consent from, the OCC with respect to any additional failed bank acquisitions from the FDIC or, until December 2013, the appointment of any new director or senior executive officer of the Bank and review progress under its comprehensive business plan quarterly. The OCC Operating Agreement requires that the Bank maintain total capital at least equal to 12% of risk-weighted assets, tier 1 capital at least equal to 11% of risk-weighted assets and tier 1 capital at least equal to 10% of adjusted total assets.

(1) Based on 45,249,593 shares of Class A common stock and 5,967,619 shares of Class B non-voting common stock issued and outstanding as of October 17, 2013, all of which will be converted to Class A common stock when sold in this offering. Unless otherwise indicated, information contained in this prospectus regarding the number of shares of our common stock outstanding immediately after this offering does not include shares of restricted Class A common stock issued but not yet vested under the NBH Holdings Corp. 2009 Equity Incentive Plan, shares of Class A common stock or Class B non-voting common stock issuable upon exercise of outstanding warrants with an exercise price of $20.00 per share, shares of Class A common stock issuable upon exercise of outstanding stock options and shares of Class A common stock reserved for future issuance under the NBH Holdings Corp. 2009 Equity Incentive Plan.

The Bank’s deposits are insured by the FDIC. The Bank (and, with respect to certain provisions, the Company) is subject to an Order of the FDIC (the “FDIC Order”) issued in connection with the FDIC’s approval of our applications for deposit insurance for the Bank. The FDIC Order requires, among other things, that, until December 2013, the Bank must obtain the FDIC’s approval before implementing certain compensation plans, submit updated business plans and reports of material deviations from those plans to the FDIC and comply with the applicable requirements of the FDIC Policy Statement. Additionally, the FDIC Order requires that the Bank maintain capital levels of at least a 10% tier 1 leverage ratio and a 10% tier 1 risk-based capital ratio until December 2013.

Class A common stock and Class B nonvoting common stock
The Class A common stock possesses all of the voting power for all matters requiring action by holders of our common stock, with certain limited exceptions. Our certificate of incorporation provides that, except with respect to voting rights and conversion rights, the Class A common stock and Class B non-voting common stock are treated equally and identically.

Listing	Our Class A common stock trades on the New York Stock Exchange under the trading symbol “NBHC.”
Risk Factors	You should read carefully the information set forth under “Risk Factors” herein for a discussion of factors that you should consider before deciding to invest in our Class A common stock.

RISK FACTORS
Investing in our common stock involves a high degree of risk. You should carefully consider the following risks and uncertainties described below and the other information contained in or incorporated by reference in this prospectus, including our consolidated financial statements and the related notes and the information contained in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012 and any risks described in our other filings with the SEC, pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act , before making a decision to invest in our Securities. If any of these risks, or any other risk not currently known to us or that we currently deem immaterial, should actually occur, our business, financial condition, and results of operations could be materially adversely affected. As a result, the market price of our Class A common stock could decline, and you may lose part or all of your investment.
Risks Relating to Our Class A Common Stock
The market price of our Class A common stock could decline significantly due to actual or anticipated issuances or sales of our common stock in the future.
Actual or anticipated issuances or sales of substantial amounts of our common stock in the future could cause the market price of our Class A common stock to decline significantly and make it more difficult for us to sell equity or equity-related securities in the future at a time and on terms that we deem appropriate. The issuance of any shares of our common stock in the future also would, and equity-related securities could, dilute the percentage ownership interest held by stockholders prior to such issuance.
As of October 17, 2013, we had 45,249,593 outstanding shares of Class A common stock and 5,967,619 outstanding shares of Class B non-voting common stock, which shares of Class B non-voting common stock will be converted into shares of Class A common stock when sold in this offering. In addition, as of October 17, 2013 certain of our holders also held warrants to purchase up to 830,750 additional shares of Class A common stock or Class B non-voting common stock. We have also filed a registration statement on Form S-8 under the Securities Act to register an aggregate of 4,320,249 shares of Class A common stock issued or reserved for future issuance under the NBH Holdings Corp. 2009 Equity Incentive Plan. We may issue all of these shares without any action or approval by our stockholders, and these shares, once issued (including upon exercise of outstanding options), will be available for sale into the public market, subject to the restrictions described above, if applicable, for affiliate holders. The warrant liability decreased $0.3 million during the six months ended June 30, 2013. The value of the warrant liability, and the expense that results from an increase to this liability, has a direct correlation to our stock price. Accordingly, any increase in our stock price, whether it be through this offering or otherwise, would result in an increase in the warrant liability and the associated expense. More information on the accounting and measurement of the warrant liability can be found in Notes 2 and 19 in our audited consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which is incorporated in this prospectus by reference.
Future incurrence of debt, which would rank senior to our Class A common stock upon our liquidation, and future issuances of equity securities, which would dilute the holdings of our existing Class A common stockholders and may be senior to our Class A common stock for the purposes of making distributions, periodically or upon liquidation, may negatively affect the market price of our Class A common stock.
In the future, we may issue debt or equity securities or incur other borrowings. Upon our liquidation, holders of our debt securities and other loans and preferred stock will receive a distribution of our available assets before Class A common stockholders. If we incur debt in the future, our future interest costs could increase, and adversely affect our liquidity, cash flows and results of operations.
We are not required to offer any additional equity securities to existing Class A common stockholders on a preemptive basis. Therefore, additional common stock issuances, directly or through convertible or exchangeable securities, warrants or options, will dilute the holdings of our existing Class A common stockholders and such issuances or the perception of such issuances may reduce the market price of our Class A common stock. Our preferred stock, if issued, would likely have a preference on distribution payments, periodically or upon liquidation, which could eliminate or otherwise limit our ability to make distributions to Class A common stockholders. Because our decision to issue debt or equity securities or incur other borrowings in the future will depend on market conditions and other factors beyond our control, the amount, timing, nature or success of our future capital raising efforts is uncertain. Thus, Class A common stockholders bear the risk that our future issuances of debt or equity securities or our incurrence of other borrowings will negatively affect the market price of our Class A common stock.
Provisions in our certificate of incorporation and the applicability of Section 203 of the Delaware General Corporation Law may inhibit a takeover of us, which could discourage transactions that would otherwise be in the best interests of our stockholders and could entrench management.
Our certificate of incorporation contains provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. These provisions include limits on the aggregate ownership of our outstanding shares of Class A common stock and the unilateral ability of the board of directors to designate the terms of and issue new series of preferred stock. In addition, we have not opted out of the limitations on business combinations with interested stockholders contained in Section 203 of the Delaware General Corporation Law. As a result, it may be more difficult to remove management and may discourage transactions that would otherwise be in the best interests of our stockholders, including those involving payment of a premium over the prevailing market price of our Class A common stock. See “Description of Capital Stock—Certain Anti-Takeover Provisions of Delaware Law and our Certificate of Incorporation and Bylaws.”
Certain provisions of our loss sharing agreements may have anti-takeover effects and could limit our ability and the ability of our stockholders to engage in certain transactions.
The loss sharing agreements we entered into with the FDIC in connection with the Hillcrest Bank and Community Banks of Colorado acquisitions require that we receive prior FDIC consent, which may be withheld by the FDIC in its sole discretion, prior to us or our stockholders engaging in certain transactions, including those that would otherwise be in our or their best interests. If any such transaction is completed without prior FDIC consent, the FDIC would have the right to discontinue the loss sharing arrangement with us.
Among other things, prior FDIC consent is required for (1) a merger or consolidation of us with or into another company if our stockholders will own less than 66.66% of the combined company, or of our bank subsidiary with or into another company, if we will own less than 66.66% of the combined company, (2) the sale of all or substantially all of the assets of our bank subsidiary and (3) a sale of shares by a stockholder, or a group of related stockholders, that will effect a change in control of our bank subsidiary, as determined by the FDIC with reference to the standards set forth in the Change in Bank Control Act of 1978, as amended (the “Change in Bank Control Act”) (generally, the acquisition of between 10% and 25% of our voting securities where the presumption of control is not rebutted, or the acquisition by any person, acting directly or indirectly or through or in concert with one or more persons, of more than 25% of our voting securities). If we or any stockholder desired to enter into any such transaction, the FDIC may not grant its consent in a timely manner, without conditions, or at all. If one of these transactions were to occur without prior FDIC consent and the FDIC withdrew its loss share arrangement with us, we could be materially and adversely affected.
Our certificate of incorporation contains provisions renouncing our interest and expectancy in certain corporate opportunities.
We have renounced, in our certificate of incorporation, any interest or expectancy in any acquisition opportunities that our officers or directors become aware of and which may be suitable for other entities to which our officers or directors have a fiduciary or contractual obligation or which were presented to them in their capacity as fiduciaries of such other entities. This would apply even if the acquisition opportunity is in the same or similar line of business in which we operate. These potential conflicts of interest could have a material adverse effect on us.

Stockholders may be deemed to be acting in concert or otherwise in control of us and our bank subsidiary, which could impose prior approval requirements and result in adverse regulatory consequences for such holders.
We are a bank holding company regulated by the Federal Reserve. Any entity (including a “group” composed of natural persons) owning 25% or more of a class of our outstanding shares of voting stock, or a lesser percentage if such holder or group otherwise exercises a “controlling influence” over us, may be subject to regulation as a “bank holding company” in accordance with the Bank Holding Company Act of 1956, as amended (the “BHCA”). In addition, (1) any bank holding company or foreign bank with a U.S. presence is required to obtain the approval of the Federal Reserve under the BHCA to acquire or retain 5% or more of a class of our outstanding shares of voting stock, and (2) any person other than a bank holding company may be required to obtain prior regulatory approval under the Change in Bank Control Act to acquire or retain 10% or more of our outstanding shares of voting stock. Any stockholder that is deemed to “control” the Company for bank regulatory purposes would become subject to prior approval requirements and ongoing regulation and supervision. Such a holder may be required to divest amounts equal to or exceeding 5% of the voting shares of investments that may be deemed incompatible with bank holding company status, such as an investment in a company engaged in non-financial activities. Regulatory determination of “control” of a depository institution or holding company is based on all of the relevant facts and circumstances. Potential investors are advised to consult with their legal counsel regarding the applicable regulations and requirements.
Our common stock owned by holders determined by a bank regulatory agency to be acting in concert would be aggregated for purposes of determining whether those holders have control of a bank or bank holding company. Each stockholder obtaining control that is a “company” would be required to register as a bank holding company. “Acting in concert” generally means knowing participation in a joint activity or parallel action towards the common goal of acquiring control of a bank or a parent company, whether or not pursuant to an express agreement. The manner in which this definition is applied in individual circumstances can vary and cannot always be predicted with certainty. Many factors can lead to a finding of acting in concert, including where: (i) the stockholders are commonly controlled or managed; (ii) the stockholders are parties to an oral or written agreement or understanding regarding the acquisition, voting or transfer of control of voting securities of a bank or bank holding company; (iii) the stockholders each own stock in a bank and are also management officials, controlling stockholders, partners or trustees of another company; or (iv) both a stockholder and a controlling stockholder, partner, trustee or management official of such stockholder own equity in the bank or bank holding company.
We and certain of our stockholders are required to comply with the applicable provisions of the FDIC Policy Statement, including a prohibition on sales or transfers of our securities by each such stockholder until three years after the Company’s acquisition of certain failed institutions (except in the case of certain mutual fund holders) without prior FDIC approval.
As the agency responsible for resolving the failure of banks, the FDIC has discretion to determine whether a party is qualified to bid on a failed institution. The FDIC adopted the FDIC Policy Statement in August 2009 and issued related guidance in January and April 2010. The FDIC Policy Statement imposes restrictions and requirements on certain institutions—including us and our bank subsidiary—and their investors. Unless we, together with a group of investors holding an aggregate of at least 30% of our common stock, along with all investors holding more than 5% of our total voting power, are then in compliance with the FDIC Policy Statement, the FDIC may not permit us to bid on failed institutions.
The FDIC Policy Statement imposes the following restrictions and requirements, among others. First, our bank subsidiary is required to maintain capital levels of at least a 10% tier 1 leverage ratio and a 10% tier 1 risk-based capital ratio until December 2013. This amount of capital exceeds that required under otherwise applicable regulatory requirements. Second, investors that collectively own 80% or more of two or more depository institutions are required to pledge to the FDIC their proportionate interests in each institution to indemnify the FDIC against any losses it incurs in connection with the failure of one of the institutions. Third, our bank subsidiary is prohibited from extending credit to its investors and to affiliates of its investors. Fourth, investors may not employ ownership structures that use entities domiciled in bank secrecy jurisdictions (which the FDIC has interpreted to apply to a wide range of non-U.S. jurisdictions). Fifth, investors are prohibited from selling or otherwise

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transferring shares of our common stock that they own for a three-year period following the time of certain acquisitions of failed institutions by us without FDIC approval. The transfer restrictions in the FDIC Policy Statement do not apply to open-ended investment companies that are registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”), issue redeemable securities and allow investors to redeem on demand. Sixth, investors may not employ complex and functionally opaque ownership structures to own a beneficial interest in our bank subsidiary. Seventh, investors that own 10% or more of the equity of a failed institution are not eligible to bid for that institution in a FDIC auction. Eighth, investors may be required to provide information to the FDIC regarding the investors and all entities in their ownership chains, such as information with respect to the size of the capital fund or funds, their diversification, their return profiles, their marketing documents, their management teams, and their business models. Ninth, the FDIC Policy Statement does not replace or substitute for otherwise applicable regulations or statutes.
The FDIC Policy Statement applies to any of our stockholders, including purchasers of our Class A common stock in this offering, who hold more than 5% of our total voting power.

USE OF PROCEEDS
We will not receive any proceeds from the sale of shares of our Class A common stock in this offering by the selling stockholders. See “Selling Stockholders.”

DESCRIPTION OF CAPITAL STOCK
The following descriptions include summaries of the material terms of our amended and restated certificate of incorporation and bylaws. Reference is made to the more detailed provisions of the amended and restated certificate of incorporation and by-laws, copies of which are included as exhibits to the registration statement of which this prospectus is a part, and applicable law.
General
Our certificate of incorporation authorizes us to issue 200,000,000 shares of Class A common stock, $0.01 par value per share, 200,000,000 shares of Class B non-voting common stock, $0.01 par value per share, and 50,000,000 shares of preferred stock, $0.01 par value per share. The following description summarizes the material terms of our securities. Because it is only a summary, it may not contain all the information that is important to you.
Common Stock
Class A Common Stock and Class B Non-Voting Common Stock
As of October 17, 2013 there were 45,249,593 shares of Class A common stock and 5,967,619 shares of Class B non-voting common stock outstanding.
Our certificate of incorporation provides that, except with respect to voting rights and conversion rights, the Class A common stock and Class B non-voting common stock will be treated equally and identically.
Voting Power. Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of Class A common stock possess all voting power for the election of our directors and all other matters requiring stockholder action, except with respect to amendments to our certificate of incorporation that alter or change the powers, preferences, rights or other terms of any outstanding preferred stock if the holders of such affected series of preferred stock are entitled to vote on such an amendment. Holders of Class A common stock are entitled to one vote per share on matters to be voted on by stockholders. Holders of Class B non-voting common stock have no voting power, and have no right to participate in any meeting of stockholders or to have notice thereof, except as required by applicable law and except that any action that would significantly and adversely affect the rights of the Class B non-voting common stock with respect to the modification of the terms of the securities or dissolution will require the approval of the Class B non-voting common stock voting separately as a class. Except as otherwise provided by law, our certificate of incorporation or our bylaws or in respect of the election of directors, all matters to be voted on by our stockholders must be approved by a majority of the shares present in person or by proxy at the meeting and entitled to vote on the subject matter. In the case of an election of directors, where a quorum is present a plurality of the votes cast shall be sufficient to elect each director.
Conversion of Class B Non-Voting Common Stock. Each share of Class B non-voting common stock is convertible into a share of Class A common stock at the option of the holder, provided, however, that each share of Class B non-voting common stock is not convertible in the hands of the initial holder and is only convertible at the time it is transferred to a third party unaffiliated with such initial holder, subject to the transfer restrictions described in the next sentence. Shares of Class B non-voting common stock may only be transferred through one or more of the following alternatives: (1) to an affiliate of a holder or to the Company, (2) in a widely dispersed public offering, (3) in a private sale in which no purchaser would acquire Class A common stock and/or Class B non-voting common stock in an amount that, after the conversion of such Class B non-voting common stock into Class A common stock, is (or represents) 2% or more of a class of our voting securities or (4) to a purchaser acquiring majority control of the Company notwithstanding such transfer.
Dividends. Holders of Class A common stock and Class B non-voting common stock are equally entitled to receive such dividends, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefor. In no event will any stock dividends or stock splits or combinations of stock be declared or made on Class A common stock or Class B non-voting common stock unless the shares of Class A common stock and Class B non-voting common stock at the time outstanding are treated equally and identically, provided that, in the event of a dividend of Common Stock, shares of Class B non-voting common stock shall only be entitled to receive shares of Class B non-voting common stock and shares of Class A common stock shall only be entitled to receive shares of Class A common stock.
Liquidation Distribution. In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Corporation, the holders of our Class A common stock and Class B non-voting common stock are entitled to receive an equal amount per share of all the assets of the Company of whatever kind available for distribution to holders of Class A common stock and Class B non-voting common stock, after the rights of the holders of the preferred stock have been satisfied.
Board of Directors. Each member of our board of directors is elected annually and serves for a one-year term. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares eligible to vote for the election of directors can elect all of the directors.
Preemptive or Other Rights. Our stockholders have no conversion, preemptive or other subscription rights (other than the right of holders of shares of Class B non-voting common stock to convert such shares into shares of Class A common stock as described in “—Conversion of Class B Non-Voting Common Stock” above) and there are no sinking fund or redemption provisions applicable to the Common Stock.
No Action by Written Consent. Our certificate of incorporation provides that, subject to the rights of the holders of any series of preferred stock with respect to such series of preferred stock, any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of stockholders of the Company and may not be effected by any consent in writing by such stockholders.
Preferred Stock
No shares of preferred stock are currently outstanding. Our certificate of incorporation authorizes our board of directors to issue and to designate the terms of one or more new classes or series of preferred stock. The rights with respect to a class or series of preferred stock may be greater than the rights attached to our common stock. It is not possible to state the actual effect of the issuance of any shares of our preferred stock on the rights of holders of our common stock until our board of directors determines the specific rights attached to that class or series of preferred stock.
Warrants
In connection with the agreement by several of our largest shareholders to be bound by the FDIC Policy Statement, we issued warrants to purchase common stock to such investors. The warrants are exercisable for 10 years from the date of issuance and have an exercise price of $20.00 per share. We have the following outstanding warrants: (1) a warrant to purchase 237,500 shares of common stock held by Ithan Creek Investors USB, LLC (an investment advisory client of Wellington Management Company, LLP) dated October 20, 2009, (2) a warrant to purchase 237,500 shares of common stock held by Ithan Creek Investors USB, LLC dated March 23, 2010, (3) a warrant to purchase 250,750 shares of common stock held by Paulson Master Recovery Fund LTD dated March 15, 2010, and (4) a warrant to purchase 42,000 shares of common stock held by Elliott Associates, L.P. and a warrant to purchase 63,000 shares of common stock held by a wholly owned subsidiary of Elliott International, L.P. each dated September 30, 2010.
Certain Anti-Takeover Provisions of Delaware Law and our Certificate of Incorporation and Bylaws
Special Meeting of Stockholders
Our bylaws provide that special meetings of our stockholders may be called only by the Chairman of the Board, by our Chief Executive Officer or by a majority vote of our entire board of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations
Our bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice must be delivered to our principal executive offices not less than 90 days nor more than 120 days prior to the meeting. Our bylaws also specify certain requirements as to the form and content of a stockholder’s notice. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.
Stockholder-Initiated Bylaw Amendments
Our bylaws may be adopted, amended, altered or repealed by stockholders only upon approval of at least two-thirds of the voting power of all the then outstanding shares of the Class A common stock. Additionally, our certificate of incorporation provides that our bylaws may be amended, altered or repealed by the board of directors by a majority vote.
Authorized but Unissued Shares
Our authorized but unissued shares of Class A common stock, Class B non-voting common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
Section 203 of the Delaware General Corporation Law
We have not opted out of Section 203 of the Delaware General Corporation Law. Subject to certain exceptions, Section 203 of the Delaware General Corporation Law prohibits a public Delaware corporation from engaging in a business combination (as defined in such section) with an “interested stockholder” (defined generally as any person who beneficially owns 15% or more of the outstanding voting stock of such corporation or any person affiliated with such person) for a period of three years following the time that such stockholder became an interested stockholder, unless (i) prior to such time the board of directors of such corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of such corporation at the time the transaction commenced (excluding for purposes of determining the voting stock of such corporation outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (A) by persons who are directors and also officers of such corporation and (B) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) on or subsequent to such time the business combination is approved by the board of directors of such corporation and authorized at a meeting of stockholders (and not by written consent) by the affirmative vote of at least 66-2/3% of the outstanding voting stock of such corporation not owned by the interested stockholder.
Limitation on Liability and Indemnification of Directors and Officers
Our certificate of incorporation provides that our directors and officers will be indemnified by us to the fullest extent authorized by Delaware law as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with their service for or on our behalf. In addition, our certificate of incorporation provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, except for breach of their duty of loyalty to us or our stockholders, acts or omissions not in good faith or which include intentional misconduct or knowing violation of law, unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or any transaction from which the director derives an improper personal benefit.
We have entered into indemnification agreements with our officers and directors pursuant to which they are indemnified as described above and will be advanced costs and expenses subject to delivery of an undertaking to repay any advanced amounts if it is ultimately determined such officer or director is not entitled to indemnification for such costs and expenses.
Renunciation of Certain Corporate Opportunities
Our certificate of incorporation provides that the Company renounces any interest or expectancy in certain acquisition opportunities that our officers or directors become aware of in connection with their service to other entities to which they have a fiduciary or contractual obligation; provided that the Company does not renounce any interest or expectancy it may have in any opportunity that is offered to our officer or directors if such opportunity is expressly offered to officers or directors in writing solely in his or her capacity as an officer or director of the Company.
Transfer Agent and Registrar
American Stock Transfer & Trust Company, LLC is the transfer agent and registrar for the common stock.

SELLING STOCKHOLDERS
The table below sets forth information concerning the resale of shares of Class A common stock (including shares of Class A common stock issuable upon conversion of shares of Class B non-voting common stock) by the selling stockholders. The selling stockholders acquired securities from us in our 2009 private placement or in a chain of transactions with a purchaser in our 2009 private placement, each of which transaction was exempt from registration under the Securities Act. We will not receive any proceeds from the resale of shares of Class A common stock by the selling stockholders.
We have been advised that as noted below in the footnotes to the table, some of the selling stockholders are affiliates of broker-dealers. We have been advised that each of such selling stockholders purchased our common stock in the ordinary course of business, not for resale, and that none of these selling stockholders had, at the time of purchase, any agreements or understandings, directly or indirectly, with any person to distribute the common stock.
The following table is based on information provided to us by the selling stockholders on or about October 17, 2013 and as of such date, except that the “percentage owned” calculations are based on the outstanding shares of Class A common stock as of October 17, 2013. Because the selling stockholders may sell all, some or none of the shares of Class A common stock, no estimate can be given as to the amount of shares that will be held by the selling stockholders upon termination of this offering.

	Beneficial Ownership Before this Offering
Name of beneficial owner	Shares of Class A Common Stock Beneficially Owned	Shares of Class B Common Stock Beneficially Owned	Total Shares of Common Stock Beneficially Owned		Total Shares of Common Stock that may be Sold
	Number	Number	Number	%	Number
Executive Officers and Directors (1)(2):
G. Timothy Laney (3)	1,611,337	—	1,611,337	3.1%	14,600
Thomas M. Metzger (4)	682,115	—	682,115	1.3%	46,250
Donald G. Gaiter (5)	765,933	—	765,933	1.5%	71,250
Frank V. Cahouet (6)	147,994	—	147,994	*	55,300
Ralph W. Clermont (7)	70,247	—	70,247	*	6,250
Robert E. Dean (8)	65,542	—	65,542	*	2,000
Lawrence K. Fish (9)	74,466	—	74,466	*	74,466
Micho F. Spring	73,176	—	73,176	*	8,050
Burney S. Warren (10)	66,212	—	66,212	*	2,250
Greater than 5% Stockholders:
Ithan Creek Investors USB, LLC (11)†	2,681,247	2,588,471	5,269,718	10.3%	2,588,471
Ithan Creek Investors II USB, LLC (12)†	23,626	153,574	177,200	0.3%	153,574
Paulson & Co. (13)	2,425,905	2,839,845	5,265,750	10.3%	2,839,845
Other Selling Stockholders:
Taconic Capital Advisors (14)	1,710,000	385,729	2,095,729	4.1%	385,729

*	Represents less than 1% of total outstanding shares, including exercisable options and warrants.

†	Affiliate of broker dealer.

(1)
Includes shares issuable upon the exercise of options granted under the 2009 Equity Incentive Plan that are currently exercisable or will be exercisable within 60 days following October 23, 2013 in the following amounts: Mr. Laney—1,116,666 shares; Mr. Metzger—435,834; Mr. Gaiter—469,166; Mr. Cahouet—61,500; Mr. Clermont—42,333; Mr. Dean—42,333; Mr. Fish—4,000; Ms. Spring—42,333; and Mr. Warren—42,333.

(2)
Includes unvested restricted stock for which such holder has voting rights granted under the 2009 Equity Incentive Plan in the following amounts: Mr. Laney—385,000 shares; Mr. Metzger—144,168; Mr. Gaiter—169,344; Mr. Cahouet—6,225; Mr. Clermont—6,225; Mr. Dean—6,225; Mr. Fish—6,225; Ms. Spring—6,225; and Mr. Warren—6,225.

(3)	Includes 64,850 shares of Class A common stock held by The Timothy Laney 2012 Grantor Retained Annuity Trust.

(4)	Includes 15,000 shares of Class A common stock held by Thomas M. Metzger Revocable Trust.

(5)
Includes 15,000 shares of Class A common stock held by Gaiter Investment LLC, of which Donald Gaiter is the Manager; and 25,000 shares of Class A common stock held by Gutierrez Investments, LCC, a Massachusetts Limited Liability Company having Gloria M. Gutierrez, the spouse of Donald Gaiter, one of the Company’s executive officers, as the Manager.

(6)	Includes 10,000 shares of Class A common stock held by Frank V. Cahouet Deed of Trust.

(7)	Includes 21,211 shares of Class A common stock held by Ralph W. Clermont Revocable Trust.

(8)	Includes 16,397 shares of Class A common stock held by Robert E. Dean and Ann T. Dean, Trustees of Dean Family Trust.

(9)	Includes 41,600 shares of Class A common stock held by LKF Associates, LLC.

(10)	Includes 9,584 shares of Class A common stock held by Burney S. Warren Family Limited Partnership.

(11)
Includes shares of Class A and Class B common stock and 475,000 warrants.  For purposes of this table it is assumed that the warrants are exercisable for shares of Class A common stock.  Wellington Management Company, LLP (“Wellington Management”) is an investment adviser registered under the Investment Advisers Act of 1940, as amended.  Wellington Management is the investment adviser to Ithan Creek Investors USB, LLC and in such capacity may be deemed to have shared voting and dispositive power over shares held by such entity.   The address of the selling stockholder is c/o Wellington Management Company, LLP, 280 Congress Street, Boston, Massachusetts 02110.

(12)
Includes shares of Class A and Class B common stock.  Wellington Management Company, LLP (“Wellington Management”) is an investment adviser registered under the Investment Advisers Act of 1940, as amended.  Wellington Management is the investment adviser to Ithan Creek Investors II USB, LLC and in such capacity may be deemed to have shared voting and dispositive power over shares held by such entity.   Ithan Creek Investors USB, LLC may be deemed to have shared beneficial ownership of the shares held by and Ithan Creek Investors II USB, LLC.  The address of the selling stockholder is c/o Wellington Management Company, LLP, 280 Congress Street, Boston, Massachusetts 02110.

(13)
Includes shares of Class A and Class B common stock and 250,750 warrants owned by Paulson Recovery Master Fund Ltd. (the “Fund”). Paulson & Co. Inc. (“Paulson”) and its affiliates provide investment management services to the Fund, other pooled investment vehicles and managed accounts. Paulson is an investment advisor registered under the Investment Advisors Act of 1940. John Paulson is the controlling person of Paulson. The Fund may be deemed to have shared power to vote or to direct the vote and shared power to dispose or to direct the disposition of the shares and warrants reported herein with Paulson and John Paulson. For purposes of the Exchange Act, neither the Fund, Paulson nor John Paulson should be deemed to be the beneficial owner of any securities of NBH. The address of Paulson & Co. Inc. is 1251 Avenue of the Americas, New York, NY 10020.

(14)
Includes 1,710,000 shares of Class A common stock and 385,729 shares of Class B common stock held by Taconic Opportunity Master Fund L.P. (the “Taconic Opportunity Fund”). Taconic Capital Advisors L.P. and Taconic Capital Advisors UK LLP are the investment managers for the Taconic Opportunity Fund. Taconic Associates LLC is the general partner of the Taconic Opportunity Fund. Taconic Capital Performance Partners LLC is the general partner of Taconic Capital Advisors L.P. The managing members of Taconic Capital Performance Partners LLC are Kenneth D. Brody and Frank P. Brosens (collectively, the “Taconic Managers”). Taconic Capital Advisors L.P., Taconic Associates LLC, Taconic Capital Performance Partners LLC and each of the Taconic Managers may be deemed to beneficially own the securities held by the Taconic Opportunity Fund. Taconic Capital Advisors L.P., Taconic Associates LLC, Taconic Capital Performance Partners LLC and each of the Taconic Managers each disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein. The address of each of these stockholders is 450 Park Avenue, 9th Floor, New York, New York 10022.

PLAN OF DISTRIBUTION
We are registering the common stock covered by this prospectus to permit selling stockholders to conduct public secondary trading of these shares from time to time after the date of this prospectus. In connection with our October 2009 private placement, we entered into a Registration Rights Agreement with the selling stockholders, pursuant to which we agreed to, among other things, bear all expenses, other than brokers’ or underwriters’ discounts and commissions, in connection with the registration and sale of the common stock covered by this prospectus. We will not receive any of the proceeds of the sale of the common stock offered by this prospectus. The aggregate proceeds to the selling stockholders from the sale of the common stock will be the purchase price of the common stock less any discounts and commissions. A selling stockholder reserves the right to accept and, together with its agents, to reject, any proposed purchases of common stock to be made directly or through agents.
The common stock offered by this prospectus may be sold from time to time to purchasers:

•	directly by the selling stockholders and their successors, which include their donees, pledgees or transferees or their successors-in-interest, or

•
through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or agent’s commissions from the selling stockholders or the purchasers of the common stock. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved, provided that in compliance with FINRA guidelines the maximum compensation to any underwriter, broker-dealer or agent in connection with any sale of Common Stock by a selling stockholder pursuant to this Prospectus will not exceed 8% of the total offering price of the Common Stock by the selling stockholder.

The selling stockholders and any underwriters, broker-dealers or agents who participate in the sale or distribution of the common stock may be deemed to be “underwriters” within the meaning of the Securities Act. The selling stockholders identified as registered broker-dealers in the selling stockholders table above (under “Selling Stockholders”) are deemed to be underwriters. As a result, any profits on the sale of the common stock by such selling stockholders and any discounts, concessions or agent’s commissions or concessions received by any such broker-dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act. Selling stockholders who are deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to prospectus delivery requirements of the Securities Act. Underwriters are subject to certain statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act.
The common stock may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to such prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.
These sales may be effected in one or more transactions:

•	on any national securities exchange or quotation on which the common stock may be listed or quoted at the time of the sale;

•	in the over-the-counter market;

•	in transactions other than on such exchanges or services or in the over-the-counter market;

•
through the writing of options (including the issuance by the selling stockholders of derivative securities), whether the options or such other derivative securities are listed on an options exchange or otherwise;

•	through the settlement of short sales; or

•	through any combination of the foregoing.
These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.
In connection with the sales of the common stock, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions which in turn may:

•	engage in short sales of the common stock in the course of hedging their positions;

•	sell the common stock short and deliver the common stock to close out short positions;

•	loan or pledge the common stock to broker-dealers or other financial institutions that in turn may sell the common stock;

•
enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of the common stock, which the broker-dealer or other financial institution may resell under the prospectus; or

•	enter into transactions in which a broker-dealer makes purchases as a principal for resale for its own account or through other types of transactions.
To our knowledge, there are currently no plans, arrangements or understandings between any selling stockholders and any underwriter, broker-dealer or agent regarding the sale of the common stock by the selling stockholders.
Our shares of Class A common stock are traded on the New York Stock Exchange under the symbol “NBHC.”
There can be no assurance that any selling stockholder will sell any or all of the common stock under this prospectus. Further, we cannot assure you that any such selling stockholder will not transfer, devise or gift the common stock by other means not described in this prospectus. In addition, any common stock covered by this prospectus that qualifies for sale under Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than under this prospectus. The common stock covered by this prospectus may also be sold to non-U.S. persons outside the U.S. in accordance with Regulation S under the Securities Act rather than under this prospectus. The common stock may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification is available and complied with.
The selling stockholders and any other person participating in the sale of the common stock will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the common stock by the selling stockholders and any other such person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the particular common stock being distributed. This may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act.
We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the common stock to the public, including the payment of federal securities law and state blue sky registration fees, except that we will not bear any underwriting discounts or commissions or transfer taxes relating to the sale of shares of our common stock in this offering.
LEGAL MATTERS
The validity of the Class A common stock and other certain legal matters have been passed upon by Wachtell, Lipton, Rosen & Katz, New York, New York.
EXPERTS
The consolidated financial statements of National Bank Holdings Corporation as of December 31, 2012 and 2011, and for each of the years in the three- year period ended December 31, 2012, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We file reports, proxy statements and other documents with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC’s Internet website at http://www.sec.gov.
This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and the Class A common stock, including certain exhibits and schedules. You can obtain a copy of the Registration Statement from the SEC at the address listed above or from the SEC’s Internet website.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC permits us to “incorporate” into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus automatically updates and supersedes previously filed information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding, in each case, information deemed to be furnished and not filed with the SEC) after the date of this prospectus and prior to the sale of all the shares covered by this prospectus or termination of the offering.

(1)
Our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, including information specifically incorporated by reference therein from our Proxy Statement for our 2012 Annual Meeting of Stockholders, as filed with the SEC on March 27, 2013;

(2)	Our Quarterly Reports on Form 10-Q for the periods ended June 30, 2013 and March 31, 2013, as filed with the SEC on August 13, 2013 and May 14, 2013, respectively;

(3)	Our Current Reports on Form 8-K, as filed with the SEC on January 24, 2013, February 19, 2013, April 11, 2013, May 1, 2013, May 7, 2013 (film no. 13819905), August 8, 2013 and October 1, 2013; and

(4)	The description of our Common Stock contained in our Registration Statement on Form 8-A dated September 17, 2012.
A statement contained in a document incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any prospectus supplement or in any other subsequently filed document which is also incorporated in this prospectus modifies or replaces such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
You may request a copy of these documents, including exhibits, which will be provided to you at no cost, by writing or telephoning us using the following contact information:
National Bank Holdings Corporation
7800 East Orchard Road, Suite 300
Greenwood Village, Colorado 80111
Attention: Investor Relations
Telephone: (720) 554-6680